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                                                                   EXHIBIT NO. 1

                                  July 9, 1998

Board of Directors
Envirodyne Industries, Inc.
701 Harger Road, Suite 190
Oak Brook, Illinois  60523

Gentlemen:

     You have agreed to nominate, and to use all reasonable efforts to elect, Messrs. Malcolm I. Glazer and Avram A. Glazer (the "Glazers") to the Envirodyne Industries, Inc. ("Envirodyne") Board of Directors at Envirodyne's 1998 Annual Meeting, which is scheduled for August 27, 1998. You have also agreed to increase the size of the entire Board to six directors so that, upon their election, the Glazers will constitute two out of Envirodyne's six directors.

     In the event that either of the Glazers are unable or unwilling to serve on the Board at any time while the Restricted Activities (defined below) are in effect, then, upon their resignation or departure from the Board and so long as Zapata continues to hold at least 20% of Envirodyne common stock, you have agreed to promptly take all actions necessary to elect to the Board a successor designated by Zapata Corporation ("Zapata") and reasonably acceptable to the Board.

     In consideration of the foregoing, until the earlier of one (1) year from the date hereof or the date on which Zapata owns (of record or beneficially) more than 50% of the then outstanding shares of common stock of Envirodyne, Zapata and the Glazers each agree (a) to cause all shares of Envirodyne common stock beneficially owned by it or him to be voted for the director candidates nominated by the Board (assuming such candidates include the Glazers), (b) not to take any action to assist any other individuals attempting to be elected directors of Envirodyne and (c) not to take any action to change the membership of the Board (collectively, the "Restricted Activities").




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     This agreement shall be construed and enforced in accordance with the laws of the State of Delaware.


                                Very truly yours,

                                ZAPATA CORPORATION

                                By: /s/ Avram Glazer
                                    --------------------------------
                                Name:  Avram Glazer
                                Title: Chief Executive Officer and President


                                /s/ Malcolm I. Glazer
                                ------------------------------------
                                Malcolm I. Glazer


                                /s/ Avram A. Glazer
                                ------------------------------------
                                Avram A. Glazer


Accepted and Agreed

ENVIRODYNE INDUSTRIES, INC.

By:  /s/ F. Edward Gustafson
     ------------------------------
Name:     F. Edward Gustafson
Title:    Chairman of the Board

Dated:    July 9, 1998



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